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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

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                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of earliest event reported)      February 28, 2000
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                    Pennsylvania Real Estate Investment Trust
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               (Exact Name of Registrant as Specified in Charter)


Pennsylvania                           1-6300                  23-6216339
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(State or Other Jurisdiction        (Commission               (IRS Employer
      of Incorporation)             File Number)           Identification No.)


The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania         19102
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(Address of Principal Executive Offices)                            (Zip Code)

Registrant's telephone number, including area code:  (215) 875-0700
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          (Former Name or Former Address, if Changed Since Last Report)


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Item 5.  Other Events.
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                  On February 28, 2000, a partnership (the "Partnership")
between Pennsylvania Real Estate Investment Trust (together with its subsidiary and affiliated entities, "PREIT") and Pennsylvania State Employee Retirement System ("PaSERS") acquired Willow Grove Park Mall (the "Mall") for $140 million. The Mall is a 981,000 square foot enclosed regional shopping center located in Willow Grove, Pennsylvania.

                  Under a development agreement and ground lease between PREIT and the Partnership, PREIT agreed, among other things, to oversee construction of a parking garage and site improvements to certain land surrounding the Mall to accommodate a Macy's department store (the "Project"). Macy's has signed a letter of intent confirming its interest in becoming the fourth anchor tenant of the Mall. Under a subscription agreement between PREIT and the Partnership, PREIT may increase its current 0.01% limited partner interest in the Partnership to 50% and become managing general partner of the Partnership in either of the following ways:

                  1) PREIT may contribute to the Partnership the completed Project and deliver a signed lease to the Partnership obligating Macy's to construct a department store on the improved site. PREIT would be required to incur 100% of the Project costs up to $15 million and 30% of the Project costs, if any, over $15 million up to a maximum obligation of $16.5 million. PREIT would also be obligated to contribute to the Partnership in cash the amount, if any, by which the completed Project costs are less than $15 million. As collateral securing completion of the Project, PREIT has pledged to the Partnership a $5 million letter of credit (the "Collateral"), which reduces to $500,000 upon PREIT's expenditure of $5 million of Project costs and incrementally thereafter based on the amount of remaining budgeted capital expenditures for the Project; or

                  2) PREIT may forego completion of the Project and instead contribute to the Partnership the uncompleted improvements, if any, the Collateral and cash in the amount by which the foregoing items are less than $15 million. In this case, PREIT's total contribution would equal $15 million.

                  If PREIT does not make either of the contributions to the Partnership set forth above, PREIT will forfeit the remaining Collateral to the Partnership and become obligated to transfer ownership of the uncompleted improvements, if any, to the Partnership. PREIT would not be entitled to increase its interest in the Partnership beyond its initial 0.01% interest and the cost of the uncompleted improvements plus the amount of the Collateral would be treated as a subordinated 9% loan from PREIT to the Partnership. The principal amount of the loan would be reduced if and to the extent the Partnership incurs expenses in excess of the amount budgeted to complete the Project.

                  The contribution that PREIT is required to make to the Partnership for a 50% interest would represent 30% of the capital of the


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Partnership. Accordingly, PaSERS will be entitled to a preferred return on the
Partnership's cash flow and capital proceeds. Further, if PREIT increases its partnership interest to 50%, PREIT will have an option to acquire PaSERS' interest in the Partnership at a cash price designed to assure PaSERS a specified return on its investment in the Partnership. The option is exercisable two years after Macy's commences operations at the Mall or, alternatively, during the fifth year after the acquisition of the Mall by the Partnership. If PREIT does not elect to acquire PaSERS' interest, PaSERS will have an option to exchange its interest in the Mall for PREIT's interest in Paxton Towne Center Phase I, a shopping center located in Harrisburg, Pennsylvania.

                  Under the development agreement, PREIT will receive a development fee of 3% of the Project costs. PREIT is eligible to receive an additional $200,000 fee for delivering the signed Macy's lease to the Partnership, payable in two equal installments with one installment due at lease signing and the other due when Macy's occupies the completed store.

                  PREIT will receive compensation under a management and leasing agreement consisting of a percentage of Mall revenues for management services, a leasing commission for new and renewal tenants and a percentage of expenditures in connection with a planned $7 million renovation of the Mall for its oversight responsibilities.

                  The $140 million purchase price for the Mall was funded in part by an 8.39% six year loan in a principal amount of $100 million (the "Loan") from The Equitable Life Assurance Society of the United States and Connecticut General Life Insurance Company (collectively, the "Lenders"). The Loan will amortize on a 30-year pay-down schedule beginning in the fourth year. The Loan provides for advances of up to an additional $10 million upon the satisfaction of certain conditions. The Collateral securing PREIT's obligations under the development agreement also serves as security for the Loan. PREIT has agreed to indemnify the Lenders with respect to loss or liability suffered by reason of various non-recourse "carve-out" provisions of the documents evidencing and securing the Loan, including, without limitation, misapplication of insurance proceeds, condemnation awards or security deposits, waste and incomplete or mis-addressed tenant estoppel certificates. The indemnity is limited to $6.5 million plus legal fees and interest, except (1) for misapplication of insurance proceeds or condemnation awards, and (2) following the admission of PREIT to the Partnership as the managing general partner. The Partnership agreed, subject to specified conditions, to reimburse and/or indemnify PREIT for any loss suffered by PREIT under PREIT's indemnity obligations referred to above.










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                  Pursuant to the requirements of the Securities Exchange Act of
1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



Date:  February 29, 2000            By: /s/ Jonathan B. Weller
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                                        Jonathan B. Weller
                                        President and Chief Operating Officer























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